Exhibit 15.3

MAMMA.COM, INC.

AUDIT AND FINANCE COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee (the “Committee”) of Mamma.com, Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board of Directors (the “Board”) of the Company. The Board has determined to establish the governing principles of the Committee through the adoption of this Charter. The Committee’s principal purposes shall be:

(i)	to assist the Board in its oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s Internal Controls (as defined in Section III.C.1.) and (d) the performance of the Company’s internal audit function;

(ii)	to interact directly with and evaluate the performance of the independent auditors, including determining whether to engage or dismiss the independent auditors, to approve their compensation, and to monitor the independent auditors’ qualifications and independence;

(iii)	to prepare all reports required by the rules of the Securities and Exchange Commission (the “SEC”) and/or the Ontario Securities Commission (the “OSC”) required to be filed by an audit committee in the Company’s reports, schedules and other public disclosure documents, filed or furnished to the SEC and/or OSC including the report required to be included in the Company’s Form 20-F; and

(iv)	to perform such other duties and take such other actions as may be required of an Audit Committee by the SEC, OSC or the NASDAQ Stock Market (“Nasdaq”).

With respect to financial reporting, and compliance with laws and regulations, management is primarily responsible for the Company’s reporting process and the system of Internal Controls. Management is responsible for the completeness and accuracy of the Company’s financial statements and the fair presentation of the financial condition, results of operations and cash flows of the Company. Management is also primarily responsible for assuring compliance with applicable laws and regulations and with the Company’s Code of Business Ethics. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with generally accepted accounting principles (“GAAP”). If and when required by applicable law, the independent auditors also shall provide an attestation report on management's assessment of internal control over financial reporting in accordance with Rule 2-02(f) of Regulation S-X promulgated by the SEC. Consistent with the specific duties of the Committee listed below, it is the responsibility of the Committee, working in conjunction with management and the independent auditors, to oversee and monitor these policies and procedures in a manner that achieves their objectives.

In discharging its role, the Committee is empowered to investigate any matter that comes to its attention and shall have access to all books, records, facilities and personnel of the Company. The Committee has the power to retain legal counsel, auditors or other experts as it determines appropriate to carry out its role and responsibilities and shall be provided adequate funding from the Company to engage such advisors and for the administration of the Committee's affairs. The Company shall compensate the independent auditor for its audit, review and attest services as determined and directed by the Committee.

The Committee shall report regularly to the Board on the Committee's activities, including all actions taken by the Committee on behalf of the Company and on any material issues that arise with respect to the quality or integrity of the Company's financial statements, the performance and independence of the independent auditor, the performance of the internal audit function, the Company's compliance with legal or regulatory requirements and the adequacy of and compliance with the Company's codes of conduct, and any other matters the Committee deems appropriate or the Board requests. The Committee shall report to the Board at least annually on its expenses, including the compensation of the independent auditor, or more frequently as the Board requests.

II.	MEMBERSHIP AND ORGANIZATION OF COMMITTEE

A.	Size of Committee

The Committee shall consist of three (3) or more members of the Board, as shall be determined by the Board, each of whom shall have been determined by the Board to be "independent" in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the SEC and OSC as described below.

B. Member Qualifications

1.	Each of the members of the Committee shall meet the independence and experience requirements of Nasdaq, the SEC, the OSC and all other applicable securities laws, including the additional audit committee independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, including Rule 10A-3.

2.	Each member of the Committee must be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement at the time of his or her appointment to the Committee. At least one (1) member shall be a financial expert with the education and past employment experience necessary for compliance with the audit committee composition requirements of NASDAQ, the SEC and the OSC. To the extent possible, at least one (1) member shall be an “audit committee financial expert” as that term is defined by the SEC.

3.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three (3) public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

4.	No member of the Committee may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company in the three (3) years immediately preceding such service.

C.	Appointment

The members of the Committee shall be appointed by the Board. The Committee shall designate one (1) member of the Committee to serve as Chairperson. If the Chairperson is absent from a meeting, another member of the Committee may act as Chairperson.

D.	Term; Vacancies; Removal

Members of the Committee will be appointed for one (1) year terms and shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause.

III.	MEETINGS OF THE COMMITTEE

A.	Frequency and Quorum

The Committee shall meet when, where and as often as it may deem necessary and appropriate in its judgment, but in no event less than four (4) times per year, either in person or telephonically. At least half or 50% of the members of the Committee shall constitute a quorum. The Executive Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or any Committee member shall have the right to call a special meeting of the Committee.

B.	Attendees; Executive Sessions

1.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

2.	The Committee shall meet with the independent auditors, the senior member of the Company’s internal audit department, and management in separate meetings as often as it deems necessary and appropriate in its judgment.

3.	The Committee's meetings shall include, on at least a quarterly basis, an executive session with the independent auditor to provide the opportunity for full and frank discussion of the Company's financial reporting, and otherwise to discuss any other matter the Committee deems necessary and appropriate, without any member of senior management or other director who is not independent present.

C.	Conduct of Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

D.	Minutes

The Executive Vice-President and Chief Financial Officer of the Corporation shall act as Secretary of the Committee unless another secretary is named by the Committee. The Secretary of the Committee shall keep written minutes of Committee meetings, which minutes shall be maintained with the books and records of the Company.

E.	Delegation of Authority

The Committee may delegate authority to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation or listing standard to be exercised by the Committee as a whole. The Committee may form, and delegate any of its responsibilities to, a subcommittee comprised solely of one or more members of the Committee. The Committee shall not delegate any of the functions herein provided to be performed by it to the Company’s management.

III.	RESPONSIBILITIES AND DUTIES OF THE COMMITTEE

The Committee's role is one of oversight. The Committee's primary responsibility relates to the Company's financial reporting and its other responsibilities and functions as stated herein, while important in their own right, are ancillary to the accurate and complete presentation of the Company's financial position and prospects. The Company's management is responsible for preparing the Company's financial statements, for assuring the Company's compliance with its legal and regulatory obligations and for the adherence by Company personnel with the Company's business policies and codes of conduct. The Company's independent auditor is responsible for auditing the Company's financial statements and, if and when required by applicable law, assessing the adequacy of the Company's internal controls.

The Company's management and independent auditor have more knowledge and detailed information about the Company, greater expertise in financial reporting, internal control matters, the legal and regulatory obligations of the Company and a greater opportunity to analyze financial reporting issues facing the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee does not provide any expert or special assurance as to the Company's financial statements, internal controls, legal compliance or adherence to its codes of conduct and business policies, or any professional certification as to the independent auditor's work. The following functions of the Committee are specified as a guide, with the understanding that the Committee will exercise its judgment in determining the specific activities the Committee may undertake at any time and in its activities may diverge from this guide as appropriate given the circumstances. The Committee is authorized to carry out these and such other functions and responsibilities as are assigned by the Board from time to time and to take any actions reasonably related to the Committee's responsibilities as mandated by this Charter or applicable law.

A.	Retention of Independent Auditors and Oversight

1.	General

In connection with its role in the retention and oversight of the Company’s independent auditors, the Committee shall:

(i)	appoint and, if appropriate, dismiss the accounting firm which shall audit the Company's annual financial statements and any other accounting firm which shall provide to the Company any other audit, attest or review services (each of which shall be considered an "independent auditor" for purposes of this Charter), and evaluate the performance, determine the compensation and oversee the work of the independent auditors. The independent auditors shall report directly to the Committee and the Committee shall resolve any disagreement between management and the independent auditors regarding financial reporting.

(ii)	receive directly all reports of independent auditors;

(iii)	determine the appropriate funding required for payment of compensation to the independent auditors;

(iv)	review and approve any auditing and non-auditing services to be provided by the Company's independent auditors, including the adoption by the Committee of any policies and procedures detailing services which the independent auditors are permitted to provide to the Company without specific advance approval by the Committee (of which services the Committee shall be informed at its next meeting), provided that the independent auditors may provide otherwise permissible non-audit services without pre- approval to the extent such services do not aggregate more than five percent of the total revenues paid by the Company to the independent auditor in the fiscal year such services are provided, such services were not recognized as non-audit services at the time of the independent auditor's engagement, and such services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit). The Committee may delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre approval to the full Committee at its next scheduled meeting. The Committee shall periodically notify the Board of their approvals;

(v)	Appoint and retain legal counsel or other experts determined to be necessary by Committee in order to carry out its duties; and

(vi)	Prior to the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit.

2.	Oversight of Independence and Qualifications of Independent Auditors

In connection with the oversight of independence of the Company's independent auditors, the Committee shall on an annual basis or more frequently as it shall deem necessary and proper:

(i)	receive and review a formal written statement from the accounting firm to be retained as the Company's independent auditor delineating all relationships between the accounting firm and the Company (consistent with Independence Standards Board Standard No. 1 and any additional or successor standard established by the Public Company Accounting Oversight Board) and also delineating any services the accounting firm has provided to the Company's Chief Executive or Chief Financial Officer, and actively engage in a dialogue with such accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the such accounting firm and take appropriate action in response to the accounting firm's report to satisfy itself of the auditor's independence;

(ii)	consider whether, in the interest of assuring the continuing independence of the independent auditor, the Company should regularly rotate the accounting firm that serves as its independent auditor;

(iii)	in the interest of assuring the continuing independence of the auditor, ensure that the lead audit partner and audit review partner employed with the Company’s independent auditor are rotated by the independent auditor;

(iv)	obtain and review a report by the independent auditors describing: (a) the auditing firm’s internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five (5) years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and

(v)	after reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, conduct an annual evaluation of the independent auditors’ performance and independence, including whether the independent auditors’ quality controls are adequate. In making its evaluation, the Committee shall take into account the opinions of management and the senior member of the Company’s internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

(vi)	discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response to same and any other matters required to be brought to its attention under auditing standards; and

(vii)	set clear policies for the hiring by the Company of employees or former employees of the independent auditors so as to preserve the independence of the independent auditors.

B.	Financial Reporting
1.	General

In connection with its oversight of the Company’s financial reporting, the Committee shall:

(i)	review and discuss with management and the independent auditor the Company’s policies and procedures regarding disclosures that may impact the financial statements,

(ii)	review and discuss with management and the independent auditor the adequacy of the Company’s Internal Controls, as defined below, and any actions taken to address reportable or material control deficiencies;

(iii)	review and discuss with management and the independent auditor financial statement presentation;

(iv)	review and discuss with management, including the Chief Financial Officer, and the independent auditor: (a) any significant audit findings during the year, including the status of previous audit recommendations; (b) any audit problems or difficulties encountered in the course of the auditor's work, including any restrictions on the scope of activities or access to required information; (c) any changes required in the scope of the audit plan; (d) the audit budget and staffing; and (e) the coordination of audit efforts in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

(v)	review and discuss with management and the independent auditor accounting policies that may be viewed as critical; review and discuss significant changes in Company accounting policies and any accounting and financial reporting proposals (including changes in generally accepted accounting principles) that may have a material impact on the Company's financial reports; inquire as to the independent auditor's view of the accounting treatment related to significant new Company transactions or other significant matters or events not in the ordinary course of the Company's business and inquire as to the independent auditor's views about whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices;

(vi)	review and discuss with management and the independent auditor any financial or non- financial arrangements that do not appear in the financial statements of the Company but are material to the Company's financial position or performance; and review, discuss with management and the independent auditor, and approve, any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are material in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, as determined by the Committee to warrant review by the Committee;

(vii)	review and discuss with the independent auditor: (a) any accounting adjustments that were noted or proposed by the independent auditor but were "passed" (as immaterial or otherwise), (b) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and (c) any

"management" or "internal control" letter issued, or proposed to be issued, by the independent auditor to the Company;

(viii)	review and discuss with management, including the chief financial officer, and the independent auditor any significant risks or exposures to which the Company is subject and assess the Company's underlying policies with respect to risk assessment and risk management and the steps management has taken to minimize risks;

(ix)	review and discuss with management and the independent auditor all alternative treatments of the Company’s financial information, including the use of “pro forma” or “adjusted” non-GAAP information, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors;

(x)	review and discuss with management and the independent auditor any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application and disclosure of critical accounting principles and practices, all alternative assumptions, estimates or methods used by the independent auditors or that have been discussed with management and the effects, if any, such treatments have on the Company’s financial statements and the treatment preferred by the independent auditors;

(xi)	review and discuss with management and the independent auditor all “special-purpose” entities, off-balance sheet structures and all complex financing transactions;

(xii)	review and discuss with management and the independent auditor any disagreements that may have occurred between the independent auditors and management relating to the Company’s financial statements or disclosures; and

(xiii)	review and discuss with management and the independent auditor any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements; and

(xiv)	review and discuss with management and the independent auditor any other matters required to be discussed by applicable auditing standards, laws or regulations.

2.	Preparation and Release of Financial Information

(i)	For annual information, the Committee shall review and obtain an understanding of the scope and timing of the annual audit as well as the results of the audit work performed by the independent auditors. For quarterly information, the Committee shall obtain an understanding of the extent to which the independent auditors review quarterly financial information;

(ii)	The Committee shall meet with the Company’s legal counsel when appropriate, to discuss legal matters that may have a significant impact on the Company’s financial results and related disclosures;

(iii)	The Committee shall review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and ratings agencies.

(iv)	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 20-F or other filings, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures prior to their release to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented;

(v)	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 20-F.

3.	Audit Committee Reports

The Committee shall prepare a report to be included in the Company's annual Form 20-F stating whether or not the Committee: (i) has reviewed and discussed the Company's audited financial statements with management; (ii) has discussed with the independent auditor the matters required to be discussed by SAS No. 61, (Codification of Statements on Auditing Standards, AU Section 380) as may be modified and supplemented; (iii) has received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with such firm its independence; and (iv) based on the review and discussions referred to above, the members of the Committee have recommended to the Board that the audited financials be included in the Company's Annual Report on Form 20-F for filing with the SEC and OSC.

B.	Monitoring Compliance with Laws

The Committee shall meet periodically with the senior members of the internal audit department, and the Company’s legal counsel, and, where appropriate, the independent auditors, to review the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics. Specifically, the Committee shall, among other actions as it deems appropriate, perform the following:

(i)	establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(ii)	review periodically with legal counsel for the Company: (i) legal and regulatory matters that may have a material impact on the Company's financial statements and (ii) the scope and effectiveness of the Company's legal compliance policies and programs;

(iii)	receive and act upon any reports of a material violation of law received from legal counsel of the Company in accordance with the SEC's Rules of Practice, any reports from legal counsel appointed or retained, with the authorization of the Committee, to investigate any such report and any reports of legal counsel on any proceeding relating to such reports;

(iv)	review periodically with management the adequacy of the Company's codes of conduct (including the Company's policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information) and the compliance therewith by Company personnel, and review and approve any waivers sought under such codes with respect to directors, executive officers and senior financial officers, but any waiver reviewed by the Committee shall be reported by the Committee to the Board, and approval of the Board as well shall be required for any such waiver to any officer who is a member of the Board;

(v)	review significant cases of conflict of interest, misconduct, or fraud under the codes of conduct of the Company and the resolution of such cases in accordance with applicable SEC or OSC rules and regulations and the Nasdaq listing standards;

(vi)	review the Company’s policies and processes for compliance with Canadian and foreign country export controls, laws and regulations; and

(vii)	review the Company’s policies and processes for compliance with the Foreign Corrupt Practices Act and the Federal Sentencing Guidelines.

C.	Oversight of Disclosure Controls and Procedures and Internal Controls and Procedures

(i)	The Committee shall oversee the Company’s (a) disclosure controls and procedures, (b) internal control over financial reporting (as defined by the SEC), as well as (c) internal controls generally (collectively, “Internal Controls”). The Committee will review with the independent auditors, the Company's internal auditor, and its financial and accounting personnel, the adequacy and effectiveness of the Internal Controls of the Company. This review will include any recommendations for the improvement of such Internal Controls or particular areas where new or more detailed Internal Controls are desirable.

(ii)	The Committee shall evaluate whether management is setting the appropriate example at the management level by communicating the importance of strong Internal Controls.

(iii)	The Committee shall evaluate the adequacy of such Internal Controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

D.	Oversight of Internal Audit

(i)	The Committee shall oversee the activities, organizational structure and qualifications of the internal audit department of the Company. The internal audit department shall report functionally to the Committee and administratively to the Company’s Chief Financial Officer.

(ii)	A representative from the internal audit department shall attend Committee meetings and report, at least semi-annually, to the Committee on audit results for the period and the status of the audit schedule. Reports may be made at more frequent intervals if deemed necessary by the Committee or as may be requested by the internal audit department.

(iii)	The Committee shall review and approve the annual internal audit plan, objectives, schedules and any special projects undertaken by the internal audit department.

(iv)	The Committee shall discuss with the internal audit department any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit department the results of the internal audits and special projects.

(v)	The Committee shall review any significant reports to management prepared by the internal audit department, management’s responses and the status of any recommended corrective action. Particular emphasis will be given by the Committee to significant control deficiencies and actions taken by management to correct them.

(vi)	The Committee shall discuss with the internal audit department any audit problems or difficulties, including any restrictions on the scope of the internal audit department’s activities or on access to requested information, and management’s response to same and any other matters required to be brought to its attention.

(vii)	The Committee may request, either directly, through the Chief Financial Officer or the corporate controller, that the internal audit department perform special studies, investigations, or other services in matters of interest or concern to the Committee.

(viii)	The Committee shall review the effectiveness of the internal audit function.

(ix)	The Committee shall periodically review the structure and operation of the internal audit department to ensure that it provides for the independence, objectivity and authority of the internal audit function, and make recommendations thereto. The Committee shall ensure that the members of the internal audit department shall have unrestricted access to all of the Company’s records, reports, personnel, and physical properties as may determined by the members of the internal audit department to be relevant to the performance of their audits.

(x)	The Committee shall review and approve the appointment and replacement of the senior member of the Company’s internal audit department.

IV.	OTHER POWERS AND RESPONSIBILITIES

A.	Evaluations

With the assistance of the Corporate Governance Committee, the Committee shall annually review and assess its own performance and the performance of each Committee member and report to the Board the results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness and quality of the information and recommendations presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

B.	Investigations

(i)	The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company shall provide or arrange to provide such other information, data and services as the Committee may request. The

Committee shall conduct such interviews or discussions as it deems appropriate with personnel of the Company, and/or others whose views would be considered helpful to the Committee.

(ii)	The Committee shall have the authority to obtain advice, counsel and assistance from internal and external legal, accounting and other advisors for any reason, including but not limited to in connection with any special investigations conducted or authorized by the Committee. The Company shall provide appropriate funding for the Committee to retain such advisors without requiring the Committee to seek Board approval.

C.	Risk Management

The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures. The Committee also shall review the Company’s existing processes and policies with respect to risk assessment and risk management.

D.	Related-Party Transactions

The Committee shall review and approve all transactions between the Company (and its subsidiaries) and its directors and executive officers.

E.	Grievance Procedures

The Committee shall establish procedures consistent with the Company’s Whistleblower Policy (i) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

F.	Disputes with Management

The Committee shall resolve any significant disagreements between the independent auditors and management, and between the internal audit department and management.

G.	Revision of Charter

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

H.	Reports

The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department and the effectiveness of the Company’s Internal Controls.

I.	Other Activities

The Committee may perform any other activities consistent with this Charter, the Company’s Articles of Incorporation, Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate including, without limitation, the following:

(i)	Assisting the Board of Directors and the executive officers in determining the needs for (a) future distributions of securities of the (public financings); and (b) future private financings;

(ii)	Assisting the Board of Directors in the fulfillment of its obligations related to contemplated capital investment, acquisitions, takeovers, joint ventures, consolidations, mergers, amalgamations or reorganizations;

(iii)	Reviewing accounting and financial human resources and succession planning within the Company;

(iv)	Reviewing any documents and agreements related to the above prior to their presentation to the Board of Directors for approval;

(v)	Assisting the Board of Directors and the executive officers in determining the financial strategic planning;

(vi)	Reviewing transactions (other than transactions which are reviewed by any other independent committee of the Board of Directors) between the Company and (a) any affiliates of the Company (other than entities controlled by the Company); and (b) any entity affiliated with an officer, director or employee. Such review will be conducted in order to ensure that such transactions are on a basis at least as favourable to the Company as could be obtained from an unaffiliated third party; and

(vii)	Review the documents and agreements related to (a) a capital investment (b) a distribution of securities of the Company (c) a private financing to the Company or (d) an acquisition, takeover, joint venture, consolidation, merger, amalgamation or reorganization of the Company prior to recommending their approval by the Board of Directors.

J.	Expenses

The Company will provide appropriate funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.